UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 12, 2008
HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Huntington Center
41 South High Street
Columbus, Ohio	43287

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (614) 480-8300
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.
3.02 Unregistered Sales of Equity Securities.
3.03 Material Modification of the Rights of Security Holders.
On November 14, 2008, Huntington Bancshares Incorporated (“Huntington”) issued to the U.S. Department of Treasury (the “Treasury”) in exchange for aggregate consideration of $1,398,071,000, 1,398,071 shares of Huntington’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $1,000 per share (“Series B Preferred Stock”), and a ten-year warrant (the “Warrant”) to purchase up to 23,562,994 shares of Huntington’s common stock, par value $0.01 per share (the “Common Stock’) at an exercise price of $8.90. The issuance and sale was a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.
The Series B Preferred Stock will bear cumulative dividends at a rate of 5% per annum for the first five years and 9% thereafter. The Series B Preferred Stock will rank pari passu with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The holders of the Series B Preferred Stock have preferential dividend and liquidation rights over the holders of Huntington’s Common Stock and each other class of Huntington stock the terms of which do not expressly provide that it ranks on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of Huntington.
The Letter Agreement including the Securities Purchase Agreement — Standard Terms, dated November 14 , 2008 (the “Purchase Agreement”), relating to the issuance and sale of the Series B Preferred Stock to the Treasury, among other things, (i) limits the payment of dividends on the Common Stock and the Series A Preferred Stock in excess of the current quarterly cash dividends of $0.1325 per share of Common Stock and $21.25 per share of Series A Preferred Stock, (ii) limits Huntington’s ability to repurchase its Common Stock or its outstanding serial preferred stock, (iii) grants the holders of the Series B Preferred Stock, the Warrant and the Common Stock to be issued under the Warrant certain registration rights, and (iv) subjects Huntington to certain executive compensation limitations contained in the Emergency Economic Stabilization Act of 2008.
Copies of the Articles Supplementary classifying the Series B Preferred Stock, the Warrant and the Letter Agreement, including the Securities Purchase Agreement — Standard Terms, are attached as exhibits 3.1, 4.1, and 10.1 respectively and are incorporated herein by reference. The summary set forth above with respect to certain provisions of these documents is qualified by reference to such exhibits. A press release containing Huntington’s announcement of the issuance of the Series B Preferred Stock and the Warrant is attached as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Information set forth under “Item 1.01 Entry into a Material Definitive Agreement”, “Item 3.02 Unregistered Sales of Equity Securities” and “Item 3.03 Material Modification of the Rights of Security Holders” relating to executive compensation is incorporated by reference into this Item 5.02.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Board of Directors of Huntington, and a duly authorized committee thereof, by duly adopted resolutions, classified and designated 1,398,071 shares of serial preferred stock of Huntington as 1,398,071 shares of Series B Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in the Articles Supplementary classifying the Series B Preferred Stock. The reclassification became effective upon the acceptance for record by the State Department of Assessments and Taxation of Maryland on November 12, 2008, of the filing of the Articles Supplementary classifying the Series B Preferred Stock.
A copy of the Articles Supplementary classifying the Series B Preferred Stock filed with the State Department of Assessments and Taxation of Maryland is attached hereto as exhibit 3.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
The exhibits referenced below shall be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
(d)	Exhibits.

3.1	Articles Supplementary of Huntington filed on November 12, 2008, with the State Department of Assessments and Taxation of Maryland classifying 1,398,071 shares of serial preferred stock as shares of Series B Preferred Stock.

4.1	Warrant to purchase up to 23,562,994 shares of common stock, issued on November 14, 2008.

10.1	Letter Agreement including Securities Purchase Agreement — Standard Terms, dated November 14, 2008, between Huntington and the United States Department of the Treasury.

99.1	Press Release of Huntington issued November 14, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED
Date: November 14, 2008	By:	/s/ Donald R. Kimble
Donald R. Kimble
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles Supplementary of Huntington filed on November 12, 2008, with the State Department of Assessments and Taxation of Maryland classifying 1,398,071 shares of serial preferred stock as shares of Series B Preferred Stock.

4.1	Warrant to purchase up to 23,562,994 shares of common stock, issued on November 14, 2008.

10.1	Letter Agreement including Securities Purchase Agreement — Standard Terms, dated November 14, 2008, between Huntington and the United States Department of the Treasury.

99.1	Press Release of Huntington issued November 14, 2008.